Press Release
For Immediate Release

Contact:D. Linn Wiley
President and CEO
(909)980-4030

CVB Financial Corp.  Reports Record Earnings

Ontario, CA, January 19, 2005-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record results for the year ending December 31, 2004. This included record deposits, record loans, record assets and record earnings. It was the strongest year in the history of the Company.

Net Income

Net income for the twelve months ending December 31, 2004 was $61.5 million. This represents an increase of $8.7 million, or 16.38%, when compared with net earnings of $52.8 million for the year ending December 31, 2003. Diluted earnings per share were $1.00 for the twelve months ending December 31, 2004. This was up $0.14, or 16.28%, from diluted earnings per share of $0.86 for the same period last year. These per share amounts have been adjusted to reflect the five for four stock split declared in December of 2004.

Net income for the twelve months ending December 31, 2004 produced a return on beginning equity of 21.44%, a return on average equity of 20.33% and a return on average assets of 1.47%. The efficiency ratio for the twelve-month period was 50.10%, and operating expenses as a percentage of average assets were 2.14%.

Net income before the other-than-temporary impairment write-down, net gains on sales of investment securities, net gain on sale of real estate and estimated robbery loss was $63.5 million for the twelve months ending December 31, 2004. This represents an increase of $12.1 million, or 23.62%, when compared to net earnings before net gains on sales of investment securities, the prepayment penalty, and the reversed excess legal fee accrual of $51.4 million for the same twelve months period in 2003. These results produced a return on beginning equity of 22.15%, a return on average equity of 21.00%, and a return on average assets of 1.51%. The related efficiency ratio for the twelve months period was 49.29%, and operating costs as a percentage of average assets were 2.14%.

The Company reported net income of $16.9 million for the fourth quarter ending December 31, 2004. This represented an increase of $2.8 million, or 19.72%, when compared with the $14.1 million in net income reported for the fourth quarter of 2003. Diluted earnings per share were $0.28 for the fourth quarter of 2004. This is up $0.05, or 21.74%, when compared with earnings per share of $0.23 for the fourth quarter of 2003.

Net income for the fourth quarter of 2004 produced a return on beginning equity of 21.67%, a return on average equity of 20.98% and a return on average assets of 1.52%. The efficiency ratio for the fourth quarter was 53.79%, and operating costs as a percentage of average assets were 2.29%.

Net income before the estimated robbery loss was $18.5 million for the fourth quarter of 2004. This represents an increase of $4.3 million, or 30.80%, when compared to net earnings of $14.1 million for the fourth quarter of 2003. These results produced a return on beginning equity of 23.67%, a return on average equity of 22.92%, and a return on average assets of 1.66%. The related efficiency ratio for the fourth quarter of 2004 was 51.33%, and operating costs as a percentage of average assets were 2.29%.

The Company sold one of its buildings in Pasadena during the third quarter of 2004. This building houses the Pasadena Business Financial Center and the Wealth Management Group. The Company has agreed to lease back the Pasadena Business Financial Center space for five years and the Wealth Management Group space for two years.

The sale of the building resulted in a gross gain of $2.1 million. However, $1.7 million of the gain is required to be deferred and amortized as an adjustment to rental expense over the life of the leases. The Company recognized the remaining $419,000 of the gain during the fourth quarter.

Net Interest Income and Net Interest Margin

Net interest income (before provision for credit losses) totaled $151.2 million for the twelve months ending December 31, 2004. This represented an increase of $21.9 million, or 16.93%, over the net interest income of $129.3 million for the same period of 2003. This increase resulted from a $31.4 million increase in interest income, partially offset by a $9.5 million increase in interest expense. The increases in interest income were primarily due to the growth in average earning assets. The increases in interest expense were due to the increases in borrowed funds.

Net interest income (before provision for credit losses) totaled $39.7 million for the fourth quarter of 2004. This represented an increase of $3.7 million, or 10.17%, over the net interest income of $36.0 million for the fourth quarter of 2003. These increases resulted from an $8.3 million increase in interest income, offset by a $4.6 million increase in interest expense.

Net interest margin (tax equivalent) declined from 4.18% for the twelve months ending December 31, 2003 to 3.98% for the twelve months ending December 31, 2004. Total average earning asset yields have declined from 5.34% for 2003 to 5.17% for 2004. The cost of funds has increased from 1.73% for 2003 to 1.77% for 2004. This decline in net interest margin has been mitigated by the strong growth in the balance sheet. The margin compression appears to be moderating with the recent stability of interest rates. The Company has approximately $1.32 billion, or 45.99%, of its deposits in interest free demand deposits. The Company believes its deposit base should position it well for a rising interest rate environment.

Net interest margin (tax equivalent) for the fourth quarter of 2004 was 3.95%. This represents a slight decrease when compared to the 4.25% for the fourth quarter of 2003. Average earning asset yields for the fourth quarter of 2004 were 5.24%, compared with asset yields of 5.25% for the fourth quarter of 2003. The cost of funds was 1.93% and 1.51% for the same periods, respectively.

Balance Sheet

The Company reported total assets of $4.51 billion at December 31, 2004. This represented an increase of $653.1 million, or 16.95%, over total assets of $3.85 billion on December 31, 2003. Earning assets totaling $4.26 billion were up $613.8 million, or 16.85%, when compared with earning assets of $3.64 billion as of December 31, 2003. Deposits of $2.88 billion grew $214.5 million, or 8.06%, from $2.66 billion for the prior year. Demand deposits of $1.32 billion jumped $179.9 million, or 15.75%, from $1.14 billion on December 31, 2003. Gross loans and leases of $2.14 billion on December 31, 2004 rose $380.1 million, or 21.60%, from $1.76 billion on December 31, 2003.

Investment Securities

Investment securities totaled $2.14 billion as of December 31, 2004. This represents an increase of $234.8 million, or 12.34%, when compared with $1.90 billion in investment securities as of December 31, 2003.

Assets Under Administration

The Wealth Management Group has over $2.0 billion in assets under administration. They provide trust, investment and brokerage related services.

Loan and Lease Quality

CVB Financial Corp reported non-performing assets of $2,000 as of December 31, 2004. The ratio of non-performing assets to total assets and non-performing assets to gross loans and leases is negligible. The allowance for loan and lease losses was $22.5 million as of December 31, 2004. This represents 1.05% of gross loans and leases. It compares with an allowance for loan and lease losses of $21.3 million, or 1.21% of gross loans and leases on December 31, 2003. Non-performing loans and leases represented 0.01% of the allowance for loan and lease losses as of December 31, 2004. Non-performing assets decreased by $546,000 from the $548,000 reported as of December 31, 2003.

The Company has not made a provision for loan and lease losses since 2001 due to the high quality of its loan portfolio. This has been the case even though loans increased from $1.76 billion as of December 31, 2003 to $2.14 billion as of December 31, 2004. Recoveries of $3.5 million more than offset charge offs of $2.3 million during 2004.

Other Items in 2004

During 2004, there were several items that had an impact on earnings. In the first quarter of 2004, the Company had a $6.3 million Other-Than-Temporary Impairment write down of two issues of Federal Home Loan Mortgage Corporation preferred stock. This stock fluctuates in value due to the variable interest rate on the preferred stock dividend. This is similar in structure to a bond. However, because it has no maturity and the unrealized loss lasted for more than twelve months, the Company was required to write the two issues down to market value. Throughout the twelve months ended December 31, 2004, the Company realized gains on securities totaling $5.2 million. This resulted in the net loss on securities being $1.1 million for the twelve months ended December 31, 2004.

The Company sustained a loss during the year on a robbery at one of its banking facilities. By the end of the year, it became probable that the Company’s insurance company would deny this claim. Therefore, the Company has made a reserve for $2.2 million at the end of the year in the event the Company is required to pay amounts associated with this robbery. The Company intends to pursue any available causes of action against its insurance company to the extent the Company determines that the insurance company should be covering this claim.

As a result of filing the 2003 federal and state income tax returns in October 2004, the Company will receive a refund. During the fourth quarter of 2004 the Company recognized the refund. This resulted in the reduction of the tax provision by $2.3 million.

On October 21, 2004, Citizens Business Bank signed a definitive agreement to acquire Granite State Bank. This agreement provides for Granite State Bank to merge with and into Citizens Business Bank. Citizens Business Bank will represent the continuing operation.

The definitive agreement provides that Citizens Business Bank will acquire Granite State Bank for an aggregate purchase price of $19.00 per share, or approximately $27 million, including costs associated with the cancellation of stock options. The total purchase price will be paid half in CVB Common Stock and half in cash in a cash/stock election merger. The transaction will be handled under purchase accounting. The transaction is subject to shareholder and regulatory approval and other customary conditions. It is expected to be completed during the first quarter of 2005.

Granite State Bank was established in 1984. The Bank is headquartered in Monrovia, California and they have an office in South Pasadena. The Bank had total assets of $108.1 million, total deposits of $97.3 million, and total loans of $64.8 million as of December 31, 2004.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 30 cities with 37 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

CVB Financial Corp. was recently recognized at the Annual Strategic Issues Summit with the “Market Cap” Award. This Award was presented to recognize the Company for producing a return to its original shareholders of 41,034% — over 400 times the original investment. This is the highest return in the history of the banking industry in California. The Strategic Issues Summit is co-sponsored by Carpenter & Company and the California Bankers Association.

For the second year, the Company received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on July 27, 28 and 29, 2004. This award was presented to the 31 banks in the United States that have reported increased earnings per share every year for the past ten years.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results, potential pursuit of remedies against its insurance company in relation to the robbery at one of its banking facilities, and the consummation of the pending merger with Granite State Bank. Such issues and uncertainties include (i) impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers; (ii) unavailability of any remedy against the Company’s insurance carrier for the robbery and (iii) failure to obtain requisite shareholder or regulatory approval for the merger with Granite, or failure of any other condition to the merger agreement with Granite. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP.
 CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands
                                                                              December 31,
                                                                 ----------------------------------------
                                                                        2004                  2003
                                                                 ------------------    ------------------
Assets:
Federal funds sold and reverse repos                              $              -      $              -
Investment Securities trading                                                    -                     -
Investment Securities available-for-sale                                 2,085,014             1,865,782
Investment in stock of Federal Home Loan Bank (FHLB)                        53,565                37,966
Loans and lease finance receivables                                      2,140,074             1,759,941
   Less allowance for credit losses                                        (22,494)              (21,282)
                                                                 ------------------    ------------------
   Net loans and lease finance receivables                               2,117,580             1,738,659
                                                                 ------------------    ------------------
         Total earning assets                                            4,256,159             3,642,407
Cash and due from banks                                                     84,400               112,008
Premises and equipment, net                                                 33,508                31,069
Goodwill and intangibles                                                    25,716                26,901
Cash value of life insurance                                                68,233                15,800
Other assets                                                                39,458                26,164
                                                                 ------------------    ------------------
     TOTAL                                                       $       4,507,474      $      3,854,349
                                                                 ==================    ==================

Liabilities and Stockholders' Equity
Liabilities:
   Deposits:
       Demand Deposits(noninterest-bearing)                       $      1,322,255      $      1,142,330
       Investment Checking                                                 258,636               227,031
       Savings/MMDA                                                        813,983               732,992
       Time Deposits                                                       480,165               558,157
                                                                 ------------------    ------------------
          Total Deposits                                                 2,875,039             2,660,510
  Demand Note to U.S. Treasury                                               6,453                 3,834
  Borrowings                                                             1,186,000               786,500
  Junior Subordinated Debentures                                            82,476                82,476
  Other liabilities                                                         40,023                34,308
                                                                 ------------------    ------------------
          Total Liabilities                                              4,189,991             3,567,628
Stockholders' equity:
   Stockholders' equity                                                    308,591               269,441
   Accumulated other comprehensive income
      (loss), net of tax                                                     8,892                17,280
                                                                 ------------------    ------------------
                                                                           317,483               286,721
                                                                 ------------------    ------------------
     TOTAL                                                        $      4,507,474      $      3,854,349
                                                                  ==================    ==================

CVB FINANCIAL CORP.
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands
                                                         Three months ended December 31,      Twelve months ended December 31,
                                                             2004              2003                 2004            2003
                                                         ------------      ------------         ------------    ------------
Assets:
Federal funds sold and reverse repos                   $           -       $         -          $       311      $    2,436
Investment Securities trading                                      -                 -                8,761               -
Investment securities available-for-sale                   2,059,264         1,789,051            1,962,123       1,664,007
Investment in stock of Federal Home Loan Bank (FHLB)          53,371            38,425               46,443          34,169
Loans and lease finance receivables                        2,042,148         1,679,099            1,905,144       1,529,944
   Less allowance for credit losses                          (23,148)          (23,639)             (22,445)        (21,970)
                                                         ------------      ------------         ------------    ------------
   Net loans and lease finance receivables                 2,019,000         1,655,460            1,882,699       1,507,974
                                                         ------------      ------------         ------------    ------------
         Total earning assets                              4,131,635         3,482,936            3,900,337       3,208,586
Cash and due from banks                                      112,722           104,780              121,200         109,227
Premises and equipment, net                                   27,544            31,545               29,399          31,049
Goodwill and intangibles                                      25,833            17,376               26,281          15,974
Cash value of life insurance                                  67,214                 -               58,540               -
Other assets                                                  55,854            84,493               56,785          75,205
                                                         ------------      ------------         ------------    ------------
     TOTAL                                               $ 4,420,802       $ 3,721,130          $ 4,192,542     $ 3,440,041
                                                         ============      ============         ============    ============

Liabilities and Stockholders' Equity
Liabilities:
   Deposits:
       Noninterest-bearing                               $ 1,300,817       $ 1,080,209          $ 1,213,884     $   975,134
       Interest-bearing                                    1,552,973         1,543,094            1,547,549       1,460,296
                                                         ------------      ------------         ------------    ------------
          Total Deposits                                   2,853,790         2,623,303            2,761,433       2,435,430

  Other borrowings                                         1,117,952           766,488            1,005,058         672,827
  Junior Subordinated Debentures                              82,476            14,344               82,476           3,615
  Other liabilities                                           46,297            32,682               41,201          52,606
                                                         ------------      ------------         ------------    ------------
          Total Liabilities                                4,100,515         3,436,817            3,890,168       3,164,478
Stockholders' equity:
   Stockholders' equity                                      304,895           270,443              289,053         254,223
   Accumulated other comprehensive income
      (loss), net of tax                                      15,392            13,870               13,321          21,340
                                                         ------------      ------------         ------------    ------------
                                                             320,287           284,313              302,374         275,563
                                                         ------------      ------------         ------------    ------------
     TOTAL                                               $ 4,420,802       $ 3,721,130          $ 4,192,542     $ 3,440,041
                                                         ============      ============         ============    ============

                             CVB FINANCIAL CORP. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF EARNINGS
                                         (unaudited)
                        dollar amounts in thousands, except per share

                                                                      For the Three Months           For the Twelve Months
                                                                       Ended December 31,              Ended December 31,
                                                                       2004           2003             2004             2003
                                                                  -------------  --------------   --------------    -------------
Interest Income:
  Loans, including fees                                             $    31,095   $     26,780    $      114,543    $     99,042
  Investment securities:
     Taxable                                                             18,359         14,239            68,069          51,205
     Tax-advantaged                                                       3,825          3,977            15,087          16,065
                                                                  -------------  --------------   --------------    -------------
            Total investment income                                      22,184         18,216            83,156          67,270
  Federal funds sold                                                          -             (7)                3              34
                                                                  -------------  -------------    --------------    -------------
            Total interest income                                        53,279         44,989           197,702         166,346
Interest Expense:
  Deposits                                                                4,356          3,818            15,508          16,323
  Borrowings and junior subordinated debentures                           9,183          5,098            31,009          20,730
                                                                  -------------  -------------    --------------    -------------
            Total interest expense                                       13,539          8,916            46,517          37,053
                                                                  -------------  -------------    --------------    -------------
    Net interest income before provision for credit losses               39,740         36,073           151,185         129,293
Provision for credit losses                                                   -              -                 -               -
                                                                  -------------  -------------    --------------    -------------
    Net interest income after
       provision for credit losses                                       39,740         36,073           151,185         129,293
Other Operating Income:
   Service charges on deposit accounts                                    3,119          3,758            13,663          15,039
   Wealth Management services                                             1,198          1,000             4,464           3,904
   Gains on sale of investment securities                                     -              -             5,219           4,210
   Other-than-temporary impairment write down                                 -              -            (6,300)              -
   Other                                                                  3,279          1,721            10,861           6,836
                                                                  -------------  -------------    --------------    -------------
            Total other operating income                                  7,596          6,479            27,907          29,989
Other operating expenses:
   Salaries and employee benefits                                        11,970         11,099            47,292          41,493
   Occupancy                                                              1,930          1,794             7,891           6,738
   Equipment                                                              2,397          1,974             8,003           6,878
   Professional services                                                  1,746            985             4,776           4,005
   Amortization of intangible assets                                        296            297             1,185             815
   Other                                                                  7,123          4,760            20,575          17,865
                                                                  -------------  -------------    --------------    -------------
            Total other operating expenses                               25,462         20,909            89,722          77,794
                                                                  -------------  -------------    --------------    -------------
Earnings before income taxes                                             21,874         21,643            89,370          81,488
Income taxes                                                              4,986          7,537            27,884          28,656
                                                                  -------------  -------------    --------------    -------------
   Net earnings                                                   $      16,888         14,106   $        61,486           2,832
                                                                  =============  =============    ==============    =============
Basic earnings per common share                                   $        0.28 $         0.23   $          1.02  $         0.88
                                                                  =============  =============    ==============    =============
Diluted earnings per common share                                 $        0.28 $         0.23   $          1.00  $         0.86
                                                                  =============  =============    ==============   ==============

Cash dividends per common share                                   $        0.11 $         0.12   $          0.48  $         0.48
                                                                  =============  =============    ==============   ==============

All per share information has been retroactively adjusted to reflect the 5 or 4 stock split declared on December 29, 2004.

                                                        CVB FINANCIAL CORP. AND SUBSIDIARIES
                                                            SELECTED FINANCIAL HIGHLIGHTS
                                                                     (unaudited)

                                                         Three months ended December 31,      Twelve months ended December 31,
                                                             2004              2003                 2004            2003
                                                         ------------      ------------         ------------    ------------

 Interest income - (Tax Effective)(te)                       $54,507           $46,274             $202,549        $171,531
 Interest Expense                                             13,539             8,916               46,517          37,053
                                                         ------------      ------------         ------------    ------------
 Net Interest income - (te)                                  $40,968           $37,358             $156,032        $134,478
                                                         ============      ============         ============    ============

 Other-than-temporary impairment write-down                       $0                $0              ($6,300)             $0
 Gains on sales of securities                                     $0                $0               $5,219          $4,210
 Gain on sale of real estate                                      $0                $0                 $419              $0
 Gain on sale of OREO                                             $0                $0                   $0              $0

 Return on average assets                                      1.52%             1.50%                1.47%           1.54%
 Return on average equity                                     20.98%            19.68%               20.33%          19.17%
 Efficiency ratio                                             53.79%            49.14%               50.10%          48.84%
 Net interest margin (te)                                      3.95%             4.25%                3.98%           4.18%

 Weighted average shares outstanding
     Basic                                                60,574,986        60,503,386           60,524,724      60,228,030
     Diluted                                              61,386,806        61,604,220           61,279,224      61,387,908
 Dividends declared                                           $5,872            $5,794              $23,821         $21,638
 Dividend payout ratio                                        34.77%            41.07%               38.74%          40.96%

 Number of shares outstanding-EOP                         60,668,549        60,361,684
 Book value per share                                          $5.23             $4.75

                                                                  September 30,
                                                            2004              2003
                                                         ------------      ------------
 Non-performing Assets (dollar amount in thousands):
 Non-accrual loans                                                $2              $548
 Loans past due 90 days or more
   and still accruing interest                                     -                 -
 Restructured loans                                                -                 -
 Other real estate owned (OREO), net                               -                 -
                                                         ------------      ------------
 Total non-performing assets                                      $2              $548
                                                         ============      ============

 Percentage of non-performing assets
   to total loans outstanding and OREO                         0.00%             0.03%

 Percentage of non-performing
   assets to total assets                                      0.00%             0.01%

 Non-performing assets to
 allowance for loan losses                                     0.01%             2.57%

 Net Charge-off (Recovered) to Average loans                  -0.06%             0.08%

 Allowance for Credit Losses:
  Beginning Balance                                           21,282           $21,666
    Acquisition of Kaweah National Bank                                          2,767
     Reclass Uncommitted LOC Reserve to Other Liabilities                       (1,733)
     Total Loans Charged-Off                                  (2,320)           (3,017)
     Total Loans Recovered                                     3,532             1,599
                                                         ------------      ------------
 Net Loans Recovery (Charged-Off)                              1,212            (1,418)
 Provision Charged to Operating Expense                            -                 -
                                                         ------------      ------------
 Allowance for Credit Losses at End of period                $22,494           $21,282
                                                         ============      ============

                                                          CVB FINANCIAL CORP. AND SUBSIDIARIES
                                                              SELECTED FINANCIAL HIGHLIGHTS
                                                          (in thousands, except per share data)
                                                                       (unaudited)

Quarterly Common Stock Price

                                            2004                          2003                        2002
                                     -----------------------------------------------------------------------------
Quarter End                            High       Low                High       Low              High       Low
                                     -----------------------------------------------------------------------------
March 31,                            $17.04      $15.13            $18.50      $14.10          $11.73      $10.20
June 30,                             $17.56      $15.72            $16.06      $14.07          $14.01      $11.62
September 30,                        $18.70      $16.16            $15.69      $13.35          $13.63      $10.01
December 31,                         $22.34      $17.80            $15.87      $13.94          $15.55      $11.91

Quarterly Consolidated Statements of Income

                                                     4Q              3Q              2Q              1Q              4Q
                                                    2004            2004            2004            2004            2003
                                                --------------------------------------------------------------------------
Interest income
   Loans, including fees                          $31,095         $30,061         $27,136         $26,250         $26,780
   Investment securities and federal funds sold    22,184          21,960          19,315          19,701          18,209
                                                --------------------------------------------------------------------------
                                                   53,279          52,021          46,451          45,951          44,989
Interest expense
   Deposits                                        4,356            3,863           3,605           3,683           3,818
   Other borrowings                                9,183            8,182           6,939           6,704           5,098
                                                --------------------------------------------------------------------------
                                                  13,539           12,045          10,544          10,387           8,916
   Net interest income before
   provision for credit losses                    39,740           39,976          35,907          35,564          36,073

Provision for credit losses                            -                -               -               -               -
                                                 -------------------------------------------------------------------------
   Net interest income after
   provision for credit losses                    39,740           39,976          35,907          35,564          36,073

Non-interest income                                7,596            7,519          12,011             781           6,479
Non-interest expenses                             25,462           21,752          21,004          21,505          20,909
                                                 -------------------------------------------------------------------------
Earnings before income taxes                      21,874           25,743          26,914          14,840          21,643
Income taxes                                       4,986            8,668           9,462           4,768           7,537
                                                 -------------------------------------------------------------------------
     Net earnings                                $16,888          $17,075         $17,452         $10,072         $14,106
                                                 =========================================================================

Basic earning per common share                     $0.28            $0.28           $0.29           $0.17           $0.23
Diluted earnings per common share                  $0.28            $0.28           $0.28           $0.16           $0.23

Cash dividends per common share                    $0.11            $0.13           $0.12           $0.12           $0.12

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP presentation with non-GAAP presentation.

The following table reconciles the differences in net earnings with and without the other-than-temporary impairment write down, net gains on sale of investment securities, gain on sale of real estate, and other unusual items in conformity with GAAP:

Net Earnings Reconciliation (non-GAAP disclosure):            Three months ended         Twelve months ended
                                                                 December 31,               December 31,
                                                              2004           2003        2004           2003
                                                            --------------------------------------------------
Net earnings without the other-than-temporary impairment    $18,450        $14,106      $63,503       $51,373
write-down and net gain on sale of securities

     Other-than-temporary impairment write-down, net of tax       -              -       (4,334)

     Net gains on sale of securities, net of tax                  -              -        3,591         2,724

     Net gains on sale of real estate, net of tax                 -              -          288             -

     Estimated robbery loss                                  (1,562)             -       (1,562)

     Prepayment penalty for FHLB advance                          -              -                     (3,401)

     Reversed excess legal fees accrual                           -              -                      2,136
                                                            --------------------------------------------------
Reported net earnings                                       $16,888        $14,106      $61,486       $52,832
                                                            ==================================================

Other-than-temporary impairment write-down                       $0             $0      ($6,300)            -

     Gains on sale of securities                                  -              -        5,219        $4,210

     Gain on sale of real estate                                  -              -          419             -

     Estimated robbery loss                                  (2,269)             -       (2,269)

     Prepayment penalty for FHLB advance                          -              -                     (5,256)

     Reversed excess legal fees accrual                           -              -                      3,300

     Tax effect                                                 707              -          914          (795)
                                                            --------------------------------------------------

Net of taxes                                                 (1,562)            $0      ($2,017)        1,459
                                                            ==================================================

We have presented net earnings without the other-than-temporary impairment write-down on investment securities, net gains on sales of investment securities and net gain on sale of real estate, and other unusual items to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company’s operations and business.